Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-12365, 333-145916 and 333-166846) on Form S-8 of Seneca Foods Corporation with respect to our reports dated June 11, 2021, relating to the financial statements and the effectiveness of Seneca Foods Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders which is incorporated by reference in this Annual Report on From 10-K.  We also consent to the incorporation by reference of our report dated June 11, 2021 relating to the consolidated financial statement schedule, which appears in this Form 10-K

/s/ Plante Moran, P.C.

June 11, 2021

Southfield, Michigan